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                                                                     EXHIBIT 3.1



                                TICKETS.COM, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

                      SERIES G SENIOR CUMULATIVE REDEEMABLE

                   CONVERTIBLE PARTICIPATING PREFERRED STOCK,

                          PAR VALUE $0.000225 PER SHARE

         Pursuant to Section 151 of the Delaware General Corporation Law

            The undersigned, Ronald Bension, Chief Executive Officer of Tickets.com, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of 8,474,576 shares of Preferred Stock was duly adopted by a special committee of the board of directors (the "Special Committee") of the Corporation, on March 6, 2002:

            WHEREAS, the Special Committee is authorized, in accordance with
Section 141(c)(2) of the General Corporation Law of the State of Delaware and within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $0.000225 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Special Committee, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Special Committee under the General Corporation Law of the State of Delaware; and

            WHEREAS, it is the desire of the Special Committee, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

            NOW, THEREFORE, BE IT RESOLVED:

            1. Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as "Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock" (the "Series G Preferred Stock"). The authorized number of shares of Series G Preferred Stock shall be 8,474,576. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.
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                                                                               2


            2. Rank.

                  (a) The Series G Preferred Stock shall, with respect to (i) the payment of (A) the Liquidation Payment in the event of a Liquidation, (B) the Conversion Payment in the event of a Qualifying Conversion, (C) the Sale Payment in the event of a Sale Transaction, (D) the Redemption Payment in the event of an automatic redemption pursuant to Section 5 hereof and (E) dividends and (ii) the distributions of assets and rights upon the occurrence of a Liquidation, rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.000225 per share, of the Corporation (the "Common Stock")), (y) all other classes of preferred stock of the Corporation (including, without limitation, the Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share, of the Corporation (the "Series F Preferred Stock")) and (z) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series G Preferred Stock (clauses (x), (y) and (z), together, the "Junior Stock").

                  (b) Notwithstanding anything to the contrary contained in the Certificate of Incorporation, the vote of the holders of a majority of the Series G Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking pari passu with or senior to the Series G Preferred Stock in the event of a Liquidation or with respect to the payment of dividends, the Liquidation Payment, the Conversion Payment, the Sale Payment or the Redemption Payment.

            3. Dividends.

                  (a) If the Corporation declares and pays dividends on the Common Stock then, in that event, the holders of shares of Series G Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

                  (b) The holders of shares of Series G Preferred Stock shall receive cumulative dividends at an annual rate equal to the excess (if any) of
(i) 9% of the Accreted Value over (ii) any cash dividends paid in accordance with Section 3(a) above, calculated on the basis of a 360-day year, consisting of twelve 30-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared. Accrued and unpaid dividends shall not be paid in cash but instead shall compound and be added to the Accreted Value in effect immediately prior to the Compounding Date, on a quarterly basis on March 31st, June 30th, September 30th and December 31st of each year (each such date, a "Compounding Date"), whether or not declared by the Board of Directors.

                  (c) All accrued dividends shall be mandatorily paid upon the earlier to occur of (i) a Liquidation in accordance with Section 4(a) below,
(ii) an optional conversion of shares of Series G Preferred Stock in accordance with Section 7(a) below,
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                                                                               3


(iii) the consummation of a Sale Transaction or (iv) the redemption of shares of the Series G Preferred Stock in accordance with Section 5 below.

                  (d) The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any shares of any Junior Stock unless and until all accrued dividends on the Series G Preferred Stock have been paid in full.

            4. Liquidation.

                  (a) Liquidation Payment. Upon the occurrence of a Liquidation, the holders of shares of Series G Preferred Stock shall be paid in cash for each share of Series G Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount per share equal to the product of (i) two multiplied by (ii) the sum of
(x) the Accreted Value of such share of Series G Preferred Stock plus (y) all dividends that have accrued since the previous Compounding Date to the date of such Liquidation (the product of clauses (i) and (ii), the "Liquidation Payment") calculated on the date of such Liquidation. If the assets of the Corporation available for distribution to the holders of shares of Series G Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series G Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) Participation Payment. Upon the completion of (i) the distribution and payment required by Section 4(a) above, (ii) the distribution and payment required by Section 4(a) of the Certificate of Powers, Designations, Preferences and Rights of the Series F Preferred Stock and (iii) any other distribution and payment to any other class or series of Capital Stock of the Corporation ranking senior to the Common Stock, if assets remain in the Corporation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of shares of Series G Preferred Stock, the holders of shares of any series of preferred stock entitled to a participating payment and the holders of Common Stock pro rata based on the number of shares of the Common Stock held by each (assuming the conversion of all such Series G Preferred Stock in accordance with Section 7(a) below).

                  (c) Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series G Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.
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                                                                               4


            5. Automatic Redemption.

                  (a) Automatic Redemption Date and Payment. On March 15, 2007 (the "Automatic Redemption Date"), all of the shares of Series G Preferred Stock (the "Redeemed Shares") shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed by the Corporation (unless otherwise prevented by law) in cash, at a redemption price per share equal to the greater of (i) the Liquidation Payment calculated on the Automatic Redemption Date or (ii) the Per Share Price. Written notice of such Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Automatic Redemption Date to the holders of record of the shares of Series G Preferred Stock such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The total sum payable per share of Series G Preferred Stock redeemed on the Automatic Redemption Date is referred to as the "Redemption Price," and the aggregate payment to be made on the Automatic Redemption Date for all of the Redeemed Shares is referred to as the "Redemption Payment." The Redemption Payment shall be made by wire transfer of immediately available funds to accounts designated in writing by the holders of shares of Series G Preferred Stock. Upon notice from the Corporation, each holder of shares of Series G Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series G Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Designation, any holder of Series G Preferred Stock may convert its shares of Series G Preferred Stock pursuant to Section 7(a) hereof until the Redemption Price has been paid in full by the Corporation to any such holder.

                  (b) Termination of Rights. If shares of Series G Preferred Stock are to be redeemed pursuant to Section 5(a) above, then, subject to
Section 5(c) below, on and after the Automatic Redemption Date, all rights of any holder of such shares of Series G Preferred Stock shall cease and terminate, and such Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of such shares of Series G Preferred Stock shall continue until the Corporation cures such default.

                  (c) Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the Redeemed Shares on the Automatic Redemption Date are insufficient to redeem the Redeemed Shares on such date, then the holders of Redeemed Shares shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Automatic Redemption Date were redeemed in full. Any Redeemed Shares that the Corporation is not able to redeem on the Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall
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                                                                               5


continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Redemption Price and redeeming all of the Redeemed Shares. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the Redeemed Shares, such funds shall be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

            6. Voting Rights; Election of Director.

                  (a) General. In addition to the voting rights to which the holders of Series G Preferred Stock are entitled under or granted by Delaware law, the holders of Series G Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series G Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series G Preferred Stock into shares of Common Stock pursuant to
Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                  (b) Directors. If General Atlantic Partners 74, L.P.("GAP LP"), GAP Coinvestment Partners II, L.P. ("GAP Coinvestment"), GapStar, LLC ("GapStar") and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series G Preferred Stock, then the holders of shares of Series G Preferred Stock, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation (the "Series G Directors"). If the Board of Directors is classified, then each of the Series G Directors shall be allocated to one of the classes of the Board of Directors, provided that the Series G Directors shall not be allocated to the same class.

                  (c) Major Actions. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series G Preferred Stock, voting as a separate class:

                        (i) any modification, amendment or alteration or change to the Certificate of Incorporation or the bylaws of the Corporation that would affect the rights, preferences, powers (including, without limitation, voting powers) and privileges of the Series G Preferred Stock;
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                                                                               6


                        (ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock (excluding shares issuable upon the exercise conversion of the Series G Preferred Stock or any other securities convertible into or exchangeable for shares of Capital Stock issued and outstanding on the date hereof and shares of Common Stock issuable upon exercise of options granted pursuant to the Stock Option Plan), or any increase or decrease in the authorized number of shares of Series G Preferred Stock;

                        (iii) the redemption for cash of any Capital Stock that is junior to, or pari passu with, the Series G Preferred Stock (other than the repurchase of unvested Common Stock from employees, directors or consultants upon termination of their employment with, or service to, the Corporation);

                        (iv) the declaration or payment of any dividend or other distribution on or in respect of any Capital Stock that is junior to or pari passu with the Series G Preferred Stock (other than dividends payable to holders of Series G Preferred Stock);

                        (v) any action that results in a deemed dividend to the Series G Preferred Stock under section 305 of the Internal Revenue Code;

                        (vi) the Corporation or any of its Subsidiaries issuing, assuming or otherwise becoming liable for any long term debt in excess of $3,000,000 in the aggregate;

                        (vii) the Corporation making or causing any Subsidiaries of the Corporation to make, an aggregate amount of capital expenditures in excess of (i) $1,500,000 individually or $4,000,000 in the aggregate in any 12-month period, or (ii) $1,000,000, not included in the annual operating budget approved by the Board of Directors;

                        (viii) any change in the material accounting methods or policies of the Corporation;

                        (ix) approval of the Liquidation of the Corporation or the approval, authorization or recommendation of any Sale Transaction; and

                        (x) any modification of the number of directors constituting the entire Board of Directors or any amendment or modification of this Section 6(c).

                  (d) Elections. The Series G Preferred Stock shall vote
together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation, except for the directors elected by the holders of the Series F Preferred Stock voting as a separate class. If the conditions set forth in Section 6(b) necessary for the holders of shares of Series G Preferred Stock to vote as a separate class for the election of the Series G Directors are not satisfied, then the Series G Preferred
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                                                                               7


Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation, except for the directors elected by the holders of Series F Preferred Stock voting as a separate class. At any meeting held for the purpose of electing directors at a time when the holders of shares of Series G Preferred Stock are entitled to vote as a separate class for the election of the Series G Directors, (i) the presence in person or by proxy of the holders of a majority of the shares of Series G Preferred Stock then outstanding shall constitute a quorum of the Series G Preferred Stock for the election of the Series G Directors, (ii) the holders of shares of Series G Preferred Stock shall be entitled to cast one vote per share of Series G Preferred Stock in any such election and (iii) the Series G Directors shall be elected by the affirmative vote of the holders of a majority of the outstanding shares of Series G Preferred Stock. A vacancy in a directorship filled by the holders of the Series G Preferred Stock voting as a separate class pursuant to Section 6(b) shall be filled only by vote or written consent of the holders of shares of Series G Preferred Stock. The directors elected pursuant to Section 6(b) may not be removed without the consent of the holders of a majority of the Series G Preferred Stock.

            7. Conversion.

                  (a) Optional Conversion. Any holder of shares of Series G Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series G Preferred Stock into the sum of (I) such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (A) the number of shares of Series G Preferred Stock being so converted multiplied by (B) the quotient of (x) the sum of the Accreted Value plus all dividends accrued since the previous Compounding Date divided by (y)
the conversion price of $2.36 per share, subject to adjustment as provided in
Section 7(d) below (such price in clause (y), the "Conversion Price") plus (II) in the event of a Qualifying Conversion, (x) in the case of a conversion prior to March 15, 2006, a payment, with respect to each share of Series G Preferred Stock being converted until the aggregate number of shares of Series G Preferred Stock converted pursuant to this Section 7(a) prior to March 15, 2006 exceeds the Qualifying Conversion Share Limit, equal to the Liquidation Payment calculated on the date of such conversion and (y) in the case of a conversion on or after March 15, 2006, a payment, with respect to each share of Series G Preferred Stock being converted, equal to the Liquidation Payment calculated on the date of such conversion (the payment payable pursuant to (x) or (y) above shall be referred to as the "Conversion Payment"). The Conversion Payment shall be paid, at the option of the holders of a majority of the shares of Series G Preferred Stock, in cash or by the Corporation through the issuance of a number of fully paid and non-assessable shares of Common Stock equal to Conversion Payment divided by the Conversion Price then in effect. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series G Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series G Preferred Stock), accompanied by written notice that the holder elects to convert such
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                                                                               8


shares of Series G Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below. All certificates representing shares of Series G Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series G Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and non-assessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with Section 3 above. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                  (b) Sale Transaction.

                        (i) Upon the consummation of a Sale Transaction, each outstanding share of Series G Preferred Stock shall be automatically converted, with no further action required to be taken by the Corporation or the holder thereof, into the following:

                              (A) an amount equal to the product of (i) the Participation Factor multiplied by (ii) the sum of (x) the Accreted Value on the closing date of such Sale Transaction plus (y) all dividends that have accrued since the previous Compounding Date to the closing date of such Sale Transaction (the product of clauses (i) and (ii), the "Sale Payment"); plus

                              (B) the number of fully paid and non-assessable shares of Common Stock equal to the product of (A) the number of shares of Series G Preferred Stock being so converted multiplied by (B) the quotient of (x) the sum of the Accreted Value on the closing date of such Sale Transaction plus all dividends accrued since the previous Compounding Date divided by (y) the Conversion Price (after giving effect to any adjustments pursuant to Section 7(d) below).

                        (ii) The Sale Payment shall be paid, at the option of
the holders of a majority of the shares of Series G Preferred Stock, in the form of consideration paid in such Sale Transaction on the closing date of such Sale Transaction or in cash.
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                                                                               9


                        (iii) Any securities of the surviving person to be delivered to the holders of shares of Series G Preferred Stock pursuant to this
Section 7(b) shall be valued as follows:

                              (A) With respect to securities that do not constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

                              (B) With respect to securities that constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth in Section 7(b)(iii)(A) above to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series F Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with Section 7(b)(iii)(A) above, giving appropriate weight, if any, to such restriction as determined in good faith by the Board of Directors.

                        (iv) Immediately upon conversion as provided herein, each holder of shares of Series G Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder's shares of Series G Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of shares of Series G Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series G Preferred Stock) certificates representing the shares so converted.

                        (c) Termination of Rights. On the date of an optional conversion pursuant to Section 7(a) above or of such automatic conversion pursuant to Section 7(b) above, all rights with respect to the shares of Series
G Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series G Preferred Stock have been converted, (ii) receive the Conversion Payment in the case of a Qualifying Conversion, (iii) receive the
Sale Payment in the case of an automatic conversion pursuant to Section 7(b) above, (iv) the payment of dividends pursuant to Section 3 above and (v)
exercise the rights to which they are entitled as holders of Common Stock.
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                                                                              10


                  (d) Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series G Preferred Stock, shall be subject to adjustment as follows:

                        (i) Dividend, Subdivision, Combination or
Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series G Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series G Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series G Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                        (ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

                              (A) If the Corporation shall at any time or from time to time prior to conversion of shares of Series G Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the "New Issue Price") that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted to equal the New Issue Price.

                              (B) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the "Issue Date") of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

                              (C) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined in good faith by the Board of Directors.

                              (D) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to
      (1) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (2) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (3) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                        (iii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series G Preferred

Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series G Preferred Stock participate, in the manner provided in Section 3, dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this
Section 7(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series G Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series G Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                        (iv) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series G Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i), (ii) or (iii) above or Section 7(g) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series G Preferred Stock).

                        (v) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series G Preferred Stock that no such adjustment is required.

                  (e) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                  (f) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series G Preferred Stock a certificate, signed by an executive officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (g) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of shares of Series G Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by an executive officer of the Corporation, stating that the holder of each share of Series G Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series G Preferred Stock, a security identical to (and not less favorable than) the Series G Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

                  (h) Notices. In case at any time or from time to time:

                        (w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

                        (x) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

                        (y) there shall be any Transaction; or

                        (z) there shall occur a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series G Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series G Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

                  (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series G Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series G Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series G Preferred Stock; provided that (x) the holders of shares of Series G Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders cause any directors elected by them pursuant to Section 6(b) above to vote in favor of any such action that requires a vote of the Board of Directors.

                  (j) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series G Preferred Stock shall be made without charge to the converting holder of shares of Series G Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series G Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series G Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

            8. Certain Remedies. Any registered holder of shares of Series G Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

            9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

            10. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Accreted Value" means, as of any date, with respect to each share of Series G Preferred Stock, $2.36 (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series G Preferred Stock) plus the amount of dividends which have accrued, compounded and been added thereto to such date pursuant to Section 3(b) hereof.

            "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GapStar: (a) GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and GAP LP and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and GAP LP or the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC. In addition, GAP LP, GAP Coinvestment and GapStar shall be deemed to be Affiliates of one another.

            "Automatic Redemption Date" shall have the meaning ascribed to it in
Section 5(a) hereof.

            "Board of Directors" means the Board of Directors of the Corporation.

            "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

            "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

            "Commission" means the United States Securities and Exchange Commission.

            "Common Stock" shall have the meaning ascribed to it in Section 2 hereof.

            "Common Stock Equivalent" means any security or obligation which is by its terms, directly or indirectly, convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, the Series G Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

            "Compounding Date" shall have the meaning ascribed to it in Section 3(b) hereof.

            "Conversion Payment" shall have the meaning ascribed to it in
Section 7(a) hereof.

            "Conversion Price" shall have the meaning ascribed to it in Section 7(a) hereof.

            "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

            "Current Market Price" per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Excluded Transaction" means (a) any issuance of up to an aggregate of 2,630,817 shares of restricted stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) to employees, officers or directors of the Corporation pursuant to the Stock Option Plan, (b) any issuance of Common Stock (i) upon the conversion of shares of Series G Preferred Stock, (ii) upon the conversion of shares of Series F Preferred Stock, (iii) as a dividend on shares of Series G Preferred Stock or (iv) upon conversion or exercise of any Common Stock Equivalents and/or (c) any issuance of Common Stock in connection with any Liquidation Payment or Sale Payment.

            "GAP Coinvestment" shall have the meaning ascribed to it in Section 6(b) hereof.

            "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

            "GAP LP" shall have the meaning ascribed to it in Section 6(b) hereof.

            "GapStar" shall have the meaning ascribed to it in Section 6(b) hereof.

            "Issue Date" shall have the meaning ascribed to it in Section 7(d)(ii)(B) hereof.

            "Junior Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

            "Liquidation" means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

            "Liquidation Payment" shall have the meaning ascribed to it in
Section 4(a) hereof.

            "Market Price" means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by NASDAQ and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "New Issue Price" shall have the meaning ascribed to it in Section 7(d)(ii)(A) hereof.

            "Participation Factor" means two (2), but shall be reduced from two
(2) to one (1) in the case of a Sale Transaction if the Participation Reduction Amount equals an amount that is greater than the product of (x) two multiplied by (y) the Conversion Price (after giving effect to any adjustments pursuant to Section 7(d) above).

            "Participation Reduction Amount" means, with respect to a Sale Transaction, a fraction, (A) the numerator of which is the excess of (x) the aggregate value of the consideration paid to the holders of the Corporation's Capital Stock in such Sale Transaction as determined in good faith by the Board of Directors minus (y) the aggregate Accreted Value of the shares of Series G Preferred Stock on the closing date of such Sale Transaction plus all dividends accrued since the previous Compounding Date minus (z) the amount of the aggregate Participation Payment (as defined in Section 4(a) of the Certificate of Powers, Designations, Preferences and Rights of the Series F Preferred Stock) payable to the holders of the shares of Series F Preferred Stock in the event of a Sale Transaction (for purposes of this clause (z), assuming there is sufficient aggregate consideration in such Sale Transaction to pay such amount in full to the holders of the Series F Preferred Stock) and (B) the denominator of which is the aggregate number of outstanding shares of Common Stock assuming the conversion of the shares of Preferred Stock, the shares of Series F Preferred Stock and all other Common Stock Equivalents immediately prior to the closing date of such Sale Transaction.

            "Per Share Price" means, as of any date, the average trading price of one share of Common Stock, as reported on NASDAQ or such other exchange or quotation system that may on such date constitute the primary exchange or quotation system on which the shares of Common Stock are then listed or quoted, on each of the twenty (20) consecutive Trading Days ending on and including the Trading Day prior to such date.

            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

            "Qualifying Conversion" means any conversion of the Series G Preferred Stock pursuant to Section 7(a) on or after March 15, 2004.

            "Qualifying Conversion Share Limit" means (a) in the case of a Qualifying Conversion on or after March 15, 2004, but prior to March 15, 2005, 2,824,858 shares of Series G Preferred Stock (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series G Preferred Stock) and
(b) in the case of a Qualifying Conversion on or after March 15, 2005, but prior to March 15, 2006, 5,649,717 shares of Series G Preferred Stock (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or
Section 7(d)(i)(y) if such events occur with respect to the shares of Series G Preferred Stock).

            "Redeemed Shares" shall have the meaning ascribed to it in Section 5(a) hereof.

            "Redemption Payment" shall have the meaning ascribed to it in
Section 5(a) hereof.

            "Redemption Price" shall have the meaning ascribed to it in Section 5(a) hereof.

            "Sale Payment" has the meaning ascribed to it in Section 7(b)(i)(A) hereof.

            "Sale Transaction" shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or
(iii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person,
(b) the voluntary sale, conveyance, exchange or transfer to another Person of
(i) the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation, or (c) the sale of assets of the Corporation, other than such a sale in the ordinary course of business, the gross proceeds of which exceed $10,000,000; provided, that with respect to (b)(ii) above, for the avoidance of doubt, the sale, conveyance, exchange or transfer of the Ticketing Service Group shall be deemed to be such a Sale, conveyance or transfer of substantially all of the assets of the Corporation.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Series F Preferred Stock" shall have the meaning ascribed to it in 2(a) hereof.

            "Series G Directors" shall have the meaning ascribed to it in
Section 6(b) hereof.

            "Series G Preferred Stock" shall have the meaning ascribed to it in
Section 1 hereof.

            "Stock Option Plan" means (a) the 1999 Stock Incentive Plan of the Corporation and (b) the 2001 Stock Option Plan of the Corporation, pursuant to which up to an aggregate of 2,630,817 shares of restricted stock and options to purchase shares of Common Stock have been reserved and available for grant to officers, directors, employees and consultants of the Corporation.

            "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

            "Transaction" shall have the meaning ascribed to it in Section 7(g) hereof.

            "Trading Day" shall mean any day for which quotations are available in respect of shares of Common Stock on NASDAQ or such other exchange or quotation system that may on such date constitute the primary exchange or quotation system on which the shares of Common Stock are then listed or quoted.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 11th day of March, 2002.

                                        s/ Ronald Bension
                                        ---------------------------------
                                        Ronald Bension
                                        Chief Executive Officer